Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-179366 on Form S-3 of Chambers Street Properties of our report dated March 19, 2012, with respect to the consolidated balance sheets of Duke/Hulfish LLC and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2011, 2010 and 2009, and the related financial statement Schedule III, which report appears in the December 31, 2011 annual report on Form 10-K of CB Richard Ellis Realty Trust, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

July 5, 2012

Exh. 23.3